Exhibit 99.1

105 Norton Street Newark, NY 14513 Ph: (315) 331-7742 Fax: (315) 331-3547 www.iec-electronics.com

IEC Electronics Promotes Michael T. Williams to
Vice President Finance, Chief Financial Officer

Newark, NY - May 23, 2014 - IEC Electronics Corp. (NYSE MKT: IEC) has announced the promotion of Michael T. Williams to Vice President, Finance and Chief Financial Officer. Effective June 1, 2014, Mr. Williams will replace Vincent A. Leo, who will return to Insero & Company, the CPA consulting firm at which he is a principal.

W. Barry Gilbert commented, “Since Mike joined us in February of this year as VP Finance, he has taken on increasing responsibilities as a valued member of our management team, now enabling Vince’s return to Insero & Company. We believe Mike’s experience and diversity of skills are excellent additions to those of our leadership and we look forward to his contributions toward the growth of the Company.”

Mr. Williams previously served in a number operations and finance roles during his career at Bausch & Lomb Incorporated. Before that, Mike was a financial analyst with Harris Corporation. He began his career as a CPA with KPMG Peat Marwick. Mike has a BA from St. Bonaventure University and an MBA from the University of Rochester.

“Vince has been an enormous support during a most interesting time at IEC. He has been a highly valued member of the management team since he first agreed to step in as interim CFO in January of 2011 and, quite simply, I can’t thank him enough for his contributions.”

About IEC Electronics
IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the aerospace and defense, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit boards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratories (DRTL), the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Contact:	W. Barry Gilbert	John Nesbett or Jennifer Belodeau
	CEO	Institutional Marketing Services (IMS)
	IEC Electronics Corp.	(203)972-9200
	(315) 332-4528	jnesbett@institutionalms.com
	wbgilbert@iec-electronics.com	jbelodeau@institutionalms.com